Exhibit 99.1

H E I D R I C K & S T R U G G L E S

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES NAMES NEW

INDEPENDENT DIRECTOR TO ITS BOARD

CHICAGO (April 14, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced it has named Antonio Borges to its Board of Directors.

Borges, 54, is Vice Chairman of Goldman Sachs International, the world’s third-largest securities firm by capital and the leading global advisor on corporate mergers, where his responsibilities include strategy, investment banking, and leadership development. He is also a Board Member of, among others, Sonaecom, Scor SA, Jeronimo Martins, and CNP Assurances, and he is Chairman of the European Corporate Governance Institute.

Prior to joining Goldman Sachs he was Professor of Economics at INSEAD and thereafter (from 1993 to 2000) served as Dean. Previously he taught at the University of Lisbon, at the Portuguese Catholic University, and at Stanford University, where he earned both a master’s degree and a Ph.D. in Economics.

“Antonio possesses the benefits of a unique and varied background – as a respected educator, as a recognized expert in the science of leadership, and as a successful professional at one of the world’s premier services firms,” said Thomas J. Friel, Chairman and Chief Executive Officer of Heidrick & Struggles. “He is well known to our Partners and we are pleased to welcome him to our Board of Directors.”

Added Richard I. Beattie, Chairman of the Nominating and Board Governance Committee of the Heidrick & Struggles Board: “Antonio has broad international exposure and a firm commitment to good corporate governance. Further, he brings to our Board his exceptional experience at a global, publicly held professional services firm with one of the most resilient partnerships in the business.”

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Presently, the Heidrick & Struggles Board comprises five independent directors and two inside directors.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Contact

Eric Sodorff at 312-496-1613 or esodorff@heidrick.com